EXHIBIT 16.2
October 25, 2011
U.S. Securities and Exchange Commission
Washington, District of Columbia 20549
Ladies and Gentlemen:
We were previously principal accountants for Armstrong Energy, Inc. (formerly, Armstrong Land Company, LLC and subsidiaries) (the Company) and, under the date of December 16, 2009, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2008 and 2007. In February 2010, we were dismissed as principal accountants. We have read the Company’s statements included under the section Change in Auditor of its Form S-1 dated October 12, 2011, and we agree with such statements, except for the following:
Paragraph 1, we are not in a position to agree or disagree with the Company’s statement that the change was approved by the board of managers;
Paragraph 2, the audit reports of KPMG LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 2008 and 2007, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows:
KPMG LLP’s report on the consolidated financial statements of the Company as of and for the years ended December 31, 2008 and 2007, contained a separate paragraph stating that “As described in note 2 to the consolidated financial statements, the Company has restated the accompanying consolidated financial statements as of and for the year ended December 31, 2007;”
Paragraph 2, the last sentence, we are not in a position to agree or disagree whether the former controller was terminated;
Paragraphs 3, 4 and 5, we are not in a position to agree or disagree with the Company’s statements; and
Paragraph 6, we are not in a position to agree or disagree with the statements insofar as they relate to Grant Thornton LLP.
Very truly yours,